Exhibit (10)

RESIGNATION AND RELEASE AGREEMENT

This Resignation And Release Agreement (“Agreement”) is entered into by and between Pacifica Bancorp, Inc., Pacifica Bank and Pacifica Mortgage Company (collectively hereinafter the “Company”) and Jeffery C. Low (“Executive”) to set forth the terms and conditions of the termination of Executive’s employment with the Company.

1.             Resignation.  Executive resigns his employment, his positions as Chairman of the Board, President and Chief Executive Office of Pacifica Bancorp, Inc., Chairman of the Board, Chief Executive Officer and President of Pacifica Bank, and Chairman of the Board of Pacifica Mortgage Company, and his directorships with Pacifica Bancorp, Inc., Pacifica Bank and Pacifica Mortgage Company effective as of August 14, 2002, which resignation is accepted by the Company.  On August 30, 2002, Executive will be paid for all wages owing, and for accrued but unused vacation as of such last day of employment.  Executive agrees that from August 14, 2002 forward, he has had and will have no authority to discharge contracts, enter into agreements, or engage in personnel activities on behalf of the Company.  Executive shall remain subject to the insider trading rules of the Securities and Exchange Act of 1934.  Executive acknowledges that he will not be eligible for any incentive bonus for fiscal year 2002.  As of August 14, 2002, Executive will no longer be eligible to contribute to the Company’s 401(k) plan, and his automobile allowance will terminate.

2.             Separation Pay. The Company agrees to pay Executive an amount equivalent to his regular salary [Insert monthly gross amount] twelve thousand five hundred dollars ($12,500.00) per month payable semi-monthly in accordance with the Company’s regular pay schedule through February 14, 2003 (the “Separation Period”), less required withholding and deductions, as separation pay.  These separation payments shall not be deemed “salary” nor shall the Separation Period be deemed “employment” for any purposes.  Upon termination, Executive shall not be entitled to any further compensation or benefits except as expressly provided herein.  Executive acknowledges that this separation payment is something of value to which Executive is not otherwise entitled.

3.             Stock Options. Pursuant to the Company’s Stock Option Plan, Executive will have ninety (90) days from August 14, 2002 within which to exercise his option to purchase the 50,120 shares of the Company’s common stock that are vested as of the date of this agreement.  Pursuant to the Company’s Stock Option Plan, Executive’s option to purchase the 15,180 shares of the Company’s common stock that are not vested as of the date of this Agreement are terminated as a result of Executive’s resignation, and are not available for exercise.

4.             Medical Insurance.  Pursuant to his rights under the federal COBRA statute and regulations and subject to the conditions of COBRA, Executive and his eligible dependents have the opportunity to continue group medical insurance through the Company for a period of eighteen (18) months at Executive’s expense.  However, Company will pay through February 14, 2003 the cost of such COBRA payments for Executive and his eligible dependents.  Executive acknowledges that this payment of COBRA premiums by the Company is something of value to which Executive is not otherwise entitled.

5.             Return of Property.  Executive agrees to return all of Company’s property in his possession or under his control, including, but not limited to, files, documents of any kind, credit cards, computer, and keys.  Such property shall be returned no later than August 30, 2002.  As a good faith compromise over ownership of art displayed at the Company’s premises, the Company agrees that all of the art, including frames, that Executive removed from Company premises on August 14, 2002 is considered his property.  The Company also will provide Executive with the hot dog machine and the framed “Cavalry Charge” lithograph no later than August 30, 2002.  Executive relinquishes his right to all other art work displayed at Company premises.  Subject to the above, the Company will return any personal property of Executive to Executive no later than August 30, 2002.  In response to written or telephonic requests to contact the Executive the Company agrees to provide Executive’s telephone number and/or address (currently 425.765.6778, P.O. Box 50428, Bellevue, WA  98015).

6.             Key Man Life Insurance Policy.  Subject to applicable limitations, Executive may have the opportunity to continue his key man life insurance policy at his expense and retain its cash value.  The policy will be transferred to Executive.  Prior to transferring the policy to Executive, the Company will pay any premium payments outstanding prior to August 14, 2002 to a maximum amount of Five Thousand Dollars ($5,000.00). The Company will not be obligated to make any further premium payments on account of said policy after August 14, 2002.  The Company will complete its obligations under this Paragraph on or before August 30, 2002.

7.             Health Club Membership. Company will write a letter to the Bellevue Athletic Club authorizing the transfer of Executive’s Company membership to an individual membership. Any and all expenses, fees, and costs associated with such a transfer of membership shall be borne by Executive.  Executive shall be responsible for payment of all expenses incurred by Executive, his guests, designees, or agents at the Club on or after August 14, 2002.

8.             Mutual Nondisparagement.  Executive agrees that he will not disparage the Company, its directors, officers, or employees, now or at any time in the future.  The Company agrees that its current directors, and officers, or employees will not disparage Executive, now or at any time in the future.  The Company agrees that it will not discuss the circumstances of Executive’s employment or resignation, except as required by law or regulatory authorities, or Paragraph 13 regarding references.  This paragraph shall not prohibit Company from disclosing information required to be disclosed by law to law enforcement or regulatory agencies.

9.             Release of Claims by Executive.  In exchange for those benefits described herein to which Executive is not otherwise entitled, Executive and his successors and assigns forever release and discharge the Company, any of the Company’s parent, subsidiary or related entities, any Company-sponsored Executive benefit plans in which Executive participates, and all of their respective officers, directors, trustees, members, agents, Executives, Executives’ spouses, and all of their predecessors, successors and assigns (collectively “Releasees”) from any and all claims, actions, causes of action, rights, or damages, including costs and attorneys’ fees (collectively “Claims”) which Executive may have on behalf of himself and/or on behalf of his marital community, known, unknown, or later discovered which arose prior to the date Executive signs this Agreement.  This release includes but is not limited to, (i) any claims under any local, state, or federal laws regulating employment, or comparable state, county or city laws; (ii) claims under the Executive Retirement Income Security Act; (iii) claims under any local, state, or federal wage and hour laws; and (iv) claims alleging any legal restriction on Employer’s right to terminate its Executives, or personal injury Claims, including without limitation defamation, tortious interference with business expectancy, or infliction of emotional distress.  Executive represents that he has not filed any claim against the Company or the Releasees, and that he will not do so at any time in the future concerning claims released in this Agreement; provided, however, that this will not limit Executive from filing a claim to enforce the terms of this Agreement.  Notwithstanding the above, nothing herein prevents Executive from pursuing a claim for contribution arising from or related to any claim brought against the Executive for legal compliance or regulatory matters involving actions taken by Executive within the scope of his employment.  Notwithstanding the above, nothing herein prevents Executive from pursuing a claim for contribution against the Company or any current or former officers, directors, agents, or employees and spouses of the Company arising from or related to any claim brought against the Executive for legal compliance or regulatory matters, including, without limitation, misrepresentation or omission concerning the Company

10.          Release of Claims by Company. Company hereby releases Executive from any and all claims, actions, causes of action, rights, or damages, including costs and attorneys’ fees (collectively “Claims”) which Company may have, relating to (1) Executive’s personal use of corporate opportunities; and

(2) any and all requests for expense reimbursements made by the Executive prior to the date of this Agreement.  Notwithstanding the foregoing, this release shall not apply to (a) legal compliance or regulatory matters; and (b) claims initiated by any third parties, which may be subject to indemnification pursuant to Paragraph 11.

11.          Indemnification.  Company shall defend and indemnify Executive from and against any and all claims that may be asserted against Executive by third parties (including derivative claims asserted by third parties on behalf of Company) that are connected with Executive’s employment by the Company, if and to the extent Executive may otherwise be entitled to such indemnification by the Company under any of its existing written agreements, Articles, Bylaws, or insurance policies, except that the Company’s defense and indemnification obligations under this paragraph shall not apply to any claims by third parties arising out of actions taken by Executive outside the scope of Executive’s employment.

12.          Future Cooperation.  Executive agrees to make himself available in connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings involving Company, to provide information, documents, declaration or statements to Company, to meet with attorneys or other representatives of Company, prepare for and give depositions or testimony and/or otherwise cooperate in the investigation, defense or prosecution of such actions; provided, however, (i) Executive’s obligations under this paragraph shall be limited by the standard of reasonableness, both as to the time required for and timing of such cooperation, (ii) where the cooperation is at the request of the Company,   Executive will be reasonably compensated for his actual out-of-pocket expenses (including reasonable attorneys’ fees), provided such expenses have been pre-approved by the Company, and (iii) the information, documents, declarations or statements are not adverse to Executive’s interests, in any capacity. Executive further agrees that he will continue to cooperate regarding the Company’s investigation concerning the Pacifica Bank’s bond claim.

13.          References.  Company will respond to reference inquiries regarding Executive’s employment by stating that Executive has left the Bank to pursue other endeavors.

14.          Voluntary Agreement; Full Understanding; Advice of Counsel.  Executive understands and acknowledges the significance of this Agreement and acknowledges that this Agreement is voluntary and has not been given as a result of any coercion.  Executive also acknowledges that he has been given full opportunity to review and negotiate this Agreement, that he has been advised to consult with legal counsel and has done so to the extent he deems it appropriate, and that he executes this Agreement only after full reflection and analysis.

15.          Nonadmission.  This Separation and Release Agreement shall not be construed as an admission of wrongdoing by Company or Executive.

16.          Confidentiality.  The Parties agree to keep the terms of this Agreement confidential, and not to disclose them to anyone other than with respect to Executive, his immediate family, and with respect to either party, his or its attorney and any accountants or taxing authorities with a need to know, or any legal or regulatory authorities if required to do so by law or the rules of such regulator authority, except that Executive acknowledges that the Company is required to disclose the Agreement and file it as an exhibit to its Form 10-Q to be filed with the Securities and Exchange Commission for the quarter ended September 30, 2002.   Executive also agrees to keep confidential any proprietary or confidential information he has regarding Company which he has obtained during his employment with Company, and not to disclose any such information without the prior written approval of Company, unless required to do so by law as determined by the reasonable judgment of the Board and its counsel.

17.          Applicable Law.  This Agreement shall be interpreted in accordance with the laws of the state of Washington.

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES

A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

DATED this 29th day of August, 2002.

PACIFICA BANCORP, INC.		JEFFERY C. LOW

By	/s/ Lyle Snyder	/s/ Jeffery C. Low
Its	Chairman

PACIFICA BANK

By	/s/ Lyle Snyder
Its	Chairman

PACIFICA MORTGAGE COMPANY

By	/s/ Lyle Snyder
Its	Chairman